EXHIBIT 99.1
AMERICAN PACIFIC — News Release
Contact: Dana M. Kelley — (702) 699-4163
E-mail: InvestorRelations@apfc.com
Website: www.apfc.com
AMERICAN PACIFIC REPORTS REVENUE INCREASE OF 34% AND
NET INCOME OF $2.9 MILLION FOR FISCAL 2008 FIRST QUARTER
LAS VEGAS, NEVADA, February 7, 2008 — American Pacific Corporation (NASDAQ: APFC) today reported financial results for its first fiscal quarter ended December 31, 2007.
We provide non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying supplemental data.
FINANCIAL HIGHLIGHTS
Quarter Ended December 31, 2007 Compared to Quarter Ended December 31, 2006
•	Revenues increased 34% to $46.9 million from $34.9 million.

•	Operating income increased 64% to $7.2 million compared to $4.4 million.

•	Adjusted EBITDA improved to $12.4 million compared to $9.7 million.

•	Net income increased to $2.9 million from $0.6 million.

•	Diluted earnings per share was $0.38 compared to $0.09.
CONSOLIDATED RESULTS OF OPERATIONS
Revenues — Revenues for our fiscal 2008 first quarter increased 34% to $46.9 million reflecting revenue growth from our Specialty Chemicals and Fine Chemicals segments.
See further discussion under our Segment Highlights.
Cost of Revenues and Gross Margins — For our fiscal 2008 first quarter, cost of revenues was $29.5 million compared to $22.0 million for the prior year first quarter. The consolidated gross margin percentage was 37% for both periods.
One of the significant factors that affects, and should continue to affect, the comparison of our consolidated gross margins from period to period is the change in product mix between our two largest segments. Our Specialty Chemicals segment typically has higher gross margins than our Fine Chemicals segment. Measured in terms of revenues, Specialty Chemicals accounted for 33% and 34% of our operations during the fiscal 2008 and 2007 first quarters, respectively. Fine Chemicals has grown as a percentage of total revenues, comprising 57% and 51% of consolidated revenues in the fiscal 2008 and 2007 first quarters, respectively.
In addition, our fiscal 2008 first quarter consolidated gross margin reflects:
•	Improvements in Specialty Chemicals segment gross margin percentage driven by higher product volume.

•	A decrease in Fine Chemicals segment gross margin percentage relating to a change in product mix.

•	An increase in Aerospace Equipment segment gross margin percentage.
See further discussion under our Segment Highlights.
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Operating Expenses — For our fiscal 2008 first quarter, operating expenses increased $1.7 million to $10.2 million from $8.5 million in the first quarter of fiscal year 2007, primarily due to:
•	An increase in Specialty Chemicals segment operating expenses of $0.4 million primarily due to environmental related costs and employee compensation.

•	An increase in Fine Chemicals segment operating expenses of $0.5 million due to additional personnel costs, primarily recruiting and relocation expenses.

•	An increase in corporate operating expenses of $0.7 million due to a $0.6 million increase in employee compensation and retirement benefit expenses and a $0.3 million increase in Sarbanes-Oxley compliance costs, offset somewhat by numerous other minor decreases in corporate operating expenses.
SEGMENT HIGHLIGHTS
Specialty Chemicals Segment
Our Specialty Chemicals segment revenues include the operating results from our perchlorate, sodium azide and Halotron product lines, with perchlorates comprising 95% and 85% of Specialty Chemicals revenues in the fiscal 2008 and 2007 first quarters, respectively.
Quarter Ended December 31, 2007 Compared to Quarter Ended December 31, 2006
•	Revenues increased 32% to $15.5 million from $11.8 million.

•	Operating income was $5.9 million, or 38% of revenues compared to $3.5 million, or 30% of revenues.

•	Segment EBITDA was $7.1 million, or 46% of revenues, compared to $4.8 million, or 41% of revenues.
The first quarter variances in Specialty Chemicals revenues reflect the following factors:
•	A 66% increase in Grade I AP volume in the fiscal 2008 first quarter, offset partially by a 15% decrease in the related average price per pound.

•	Sodium azide revenues decreased 93% in the fiscal 2008 first quarter compared to the prior year quarter.

•	Halotron revenues decreased 11% in the fiscal 2008 first quarter compared to the prior year quarter.
The increase in Grade I AP volume for the fiscal 2008 first quarter compared to the prior fiscal year first quarter reflects the timing of customer orders. The fiscal 2008 first quarter included a greater percentage of our expected annual volume for fiscal 2008. On an annual basis, we expect fiscal 2008 volume to be comparable to fiscal 2007. There are numerous variations of Grade I AP that we produce for our customers. The decrease in the average price per pound of Grade I AP sold in the fiscal 2008 first quarter reflects a product mix that included more of the standard blend of Grade I AP than specialized blends.
Over the longer term, we expect demand for Grade I AP to be within the ranges of fiscal years 2006 and 2007. In addition, Grade I AP revenues are typically derived from a relatively few large orders. As a result, quarterly revenue amounts can vary significantly depending on the timing of individual orders throughout the year. Average price per pound may continue to fluctuate somewhat in future periods, depending upon product mix and volume.
The decrease in sodium azide revenues in the fiscal 2008 first quarter is due to a reduction in volume for sodium azide used in a pharmaceutical application. We do not anticipate an increase in demand for sodium azide in the near future.
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Page 2 of Exhibit 99.1

The decrease in Halotron revenues is driven by timing of customer orders. Halotron volumes are expected to be relatively consistent in fiscal 2008 as compared to fiscal 2007.
Specialty Chemicals operating income for the fiscal 2008 first quarter was 38% of Specialty Chemicals revenue compared to 30% for the prior year quarter, reflecting the following:
•	Specialty Chemicals segment depreciation and amortization expense, which is included in cost of sales, was $1.3 million, or 8% of Specialty Chemicals revenue for the fiscal 2008 first quarter, compared to $1.3 million, or 11% of Specialty Chemicals revenue for the fiscal 2007 first quarter. As a result of the improved coverage of depreciation and amortization expense by the higher revenue level in the current quarter, and raw material cost reductions for Halotron products, the Specialty Chemicals segment gross margin percentage improved by approximately eight points.

•	An increase in operating expenses of $0.4 million primarily due to environmental related costs and employee compensation.
Fine Chemicals Segment
Our Fine Chemicals segment reflects the operating results of our wholly-owned subsidiary Ampac Fine Chemicals LLC (“AFC”).
Quarter Ended December 31, 2007 Compared to Quarter Ended December 31, 2006
•	Revenues were $26.8 million compared to revenues of $17.6 million.

•	Operating income was $4.7 million, or 17% of revenue, compared to $2.9 million, also 17% of revenue.

•	Segment EBITDA was $8.0 million, or 30% of revenue, compared to Segment EBITDA of $6.6 million, or 38% of revenue.
The increase in Fine Chemicals segment revenues for the fiscal 2008 first quarter reflects continued strength in volumes for our anti-viral products. As is typical with the segment, the overall net growth reflects increases during the current year period for several products and decreases for other products. This occurs as a function of our customers’ ordering cycles and our timing of the production cycle. Production cycles are determined based on customer delivery requirements and the most effective use of AFC’s facilities.
Operating income was consistent at 17% of revenue for each quarter. However, because depreciation expense was a smaller percentage of the total segment expenses in the current quarter, segment EBITDA as a percentage of revenues decreased to 30%. Segment operating income for the fiscal 2008 first quarter reflects:
•	A decrease in the gross margin percentage of approximately four points compared to the prior fiscal year period primarily due to a change in product mix. To a lesser extent, the gross margin percentage was negatively affected by lower factory utilization during the last quarter of fiscal 2007, which in turn increased the cost of inventories which were sold in the first quarter of fiscal 2008.
•	A decrease in depreciation of $0.3 million.
•	An increase in operating expenses of $0.5 million due to additional personnel costs, primarily recruiting and relocation expenses.
Aerospace Equipment Segment
Our Aerospace Equipment segment reflects the operating results of our wholly-owned subsidiary Ampac ISP Corp. (“ISP”).
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Quarter Ended December 31, 2007 Compared to Quarter Ended December 31, 2006
•	Revenues decreased 6% to $3.7 million from $4.0 million.
•	Operating income was $0.2 million for each period.
The decrease in Aerospace Equipment revenues of $0.3 million is due primarily to timing. Order bookings in from the latter part of fiscal 2007 and the fiscal 2008 first quarter should result in quarterly revenue growth for the remainder of fiscal 2008.
Operating income was consistent between each of the fiscal 2008 and 2007 first quarters, reflecting:
•	An increase of approximately two points in Aerospace Equipment segment gross margin percentage due to favorable performance on the segment’s primary production contracts.
•	An increase in operating expenses of $0.1 million.
CAPITAL AND LIQUIDITY HIGHLIGHTS
Liquidity — As of December 31, 2007, we had cash balances of $38.2 million and no cash borrowings against our $20.0 million revolving credit line. In addition, we were in compliance with the various covenants contained in our credit agreements.
Operating Cash Flows — Cash flows from operating activities during the fiscal 2008 first quarter improved by $22.2 million compared to the prior fiscal year first quarter. Operating activities provided cash of $18.2 million for the fiscal 2008 first quarter compared to a use of cash of $4.0 million for the prior fiscal year first quarter.
Significant components of the change in cash flow from operating activities include:
•	An increase in cash provided by Adjusted EBITDA of $2.8 million.
•	An improvement in cash flow from working capital accounts of $16.9 million, excluding the effects of interest and income taxes.
•	A reduction in cash taxes paid of $0.2 million.
•	A reduction in cash used for interest payments of $2.1 million.
•	A reduction in cash used for environmental remediation of $0.7 million.
•	Other increases in cash used for operating activities of $0.5 million.
Cash provided by working capital accounts improved during the fiscal 2008 first quarter primarily due to the timing of accounts receivable and inventory balances. During the fiscal 2008 first quarter, inventories, primarily at AFC, grew at a slower rate than in the prior fiscal year first quarter, resulting in a $10.8 million reduction in cash used to fund inventory increases. For the fiscal 2008 first quarter, substantially all of the Specialty Chemicals segment sales occurred in the first two months of the quarter and substantially all of the cash was collected prior to December 31, 2007. As a result, cash provided from accounts receivable balances during the fiscal 2008 first quarter improved by $9.3 million compared to the prior year quarter. We consider these working capital changes to be routine and within the normal production cycle of our products. The production of certain fine chemical products requires a length of time that exceeds one quarter. Therefore, in any given quarter, work-in-progress inventory can increase or decrease significantly. We expect that our working capital may vary normally by as much as $10.0 million from quarter to quarter.
Cash used for interest decreased primarily due to the timing of the interest payments. Our current debt instruments require semi-annual interest payments in February and August compared to the debt instruments in place during the prior fiscal year first quarter which required interest payments at the end of each quarter.
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Cash used for environmental remediation decreased because during the fiscal 2007 first quarter we were in the construction phase of our Henderson, NV remediation project compared to the lower cash requirements of the operating and maintenance phase which began in the fiscal 2007 second quarter.
Capital Expenditures — Cash used for capital expenditures was consistent between the fiscal 2008 and fiscal 2007 first quarters. We expect that the amount of quarterly capital expenditures will increase as we proceed through fiscal 2008 primarily in support of additional equipment at AFC and capital expenses associated with the relocation of our corporate offices.
OUTLOOK
Our fiscal 2008 first quarter results were consistent with our expectation for the quarter. Accordingly, we are maintaining our guidance for fiscal 2008. For fiscal 2008, we are anticipating consolidated revenues of at least $195.0 million, Adjusted EBITDA of at least $40.0 million and net income of at least $6.0 million. Our fiscal 2008 guidance for Adjusted EBITDA is computed by adding estimated amounts for depreciation and amortization of $18.5 million, interest expenses of $11.0 million and income taxes of $4.5 million to estimated net income of $6.0 million. We are anticipating our capital expenditures for fiscal year 2008 to be approximately $17.0 million.
INVESTOR TELECONFERENCE
We invite you to participate in a teleconference with our executive management covering our fiscal 2008 first quarter financial results. The investor teleconference will be held Thursday February 7, 2008 at 1:30 p.m., Pacific Standard Time. The teleconference will include a presentation by management followed by a question and answer session. The teleconference can be accessed by dialing (973) 582-2852 between 1:15 and 1:30 p.m., Pacific Standard Time. Please reference conference ID# 33767144. As is our customary practice, a live webcast of the teleconference is being provided by Thomson Financial’s First Call Events. A link to the webcast and the earnings release is available at our website at www.apfc.com, and will be available for replay until our next quarterly investor teleconference.
RISK FACTORS/FORWARD-LOOKING STATEMENTS
The financial results included in this earnings release are preliminary. Statements contained in this earnings release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation statements concerning or relating to our future financial results and guidance, statements regarding expectations and anticipated changes in product mix between business segments, statements regarding factors that will affect our cost of revenues and gross margins, statements regarding our beliefs about future demand, volumes and average prices for Grade I AP, our Fine Chemicals segment’s order and operations levels, statements regarding our expectations for demand for sodium azide, statements regarding our expectations for Holotron volumes, statements relating to our expectations for revenue growth in our Aerospace Equipment segment, statements regarding our working capital changes and future variations, and all statements in the “Outlook” section of this earnings release. Words such as “anticipate”, ““expect”, “should”, “may”, “can”, “will” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by the Company that any of its expectations will be achieved. Actual results may differ materially from those set forth in the release due to risks and uncertainties inherent in the Company’s business. Factors that might cause such differences include, but are not limited to, the following:
•	We depend on a limited number of customers for most of our sales in our Specialty Chemicals, Aerospace Equipment and Fine Chemicals segments and the loss of one or more of these customers could have a material adverse affect on our revenues.

•	The inherent limitations of our fixed-price or similar contracts may impact our profitability.
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Page 5 of Exhibit 99.1

•	The numerous and often complex laws and regulations and regulatory oversight to which our operations and properties are subject, the cost of compliance, and the effect of any failure to comply could reduce our profitability and liquidity.

•	A significant portion of our business depends on contracts with the government or its prime contractors and these contracts are impacted by governmental priorities and are subject to potential fluctuations in funding or early termination, including for convenience, any of which could material adversely effect our operating results, financial condition or cash flows.

•	We may be subject to potentially material costs and liabilities in connection with environmental liabilities.

•	For each of our Specialty Chemicals, Fine Chemicals and Aerospace Equipment segments, most production is conducted in a single facility and any significant disruption or delay at a particular facility could have a material adverse effect on our business, financial position and results of operations.

•	The release or explosion of dangerous materials used in our business could disrupt our operations and cause us to incur additional costs and liability.

•	Disruptions in the supply of key raw materials and difficulties in the supplier qualification process, as well as increases in prices of raw materials, could adversely impact our operations.

•	Each of our Specialty Chemicals, Fine Chemicals and Aerospace Equipment segments may be unable to comply with customer specifications and manufacturing instructions or may experience delays or other problems with existing or new products, which could result in increased costs, losses of sales and potential breach of customer contracts.

•	Successful commercialization of pharmaceutical products and product line extensions is very difficult and subject to many uncertainties. If a customer is not able to successfully commercialize its products for which AFC produces compounds or if the product is subsequently recalled, then the operating results of AFC may be negatively impacted.

•	A strike or other work stoppage, or the inability to renew collective bargaining agreements on favorable terms, could have a material adverse effect on the cost structure and operational capabilities of AFC.

•	The pharmaceutical fine chemicals industry is a capital-intensive industry and if AFC does not have sufficient financial resources to finance the necessary capital expenditures, its business and results of operations may be harmed.

•	We may be subject to potential product liability claims that could affect our earnings and financial condition and harm our reputation.

•	Technology innovations in the markets that we serve may create alternatives to our products and result in reduced sales.

•	We are subject to competition in certain industries where we participate and therefore may not be able to compete successfully.

•	Due to the nature of our business, our sales levels may fluctuate causing our quarterly operating results to fluctuate.

•	The volatility of the chemical industry affects our capacity utilization and causes fluctuations in our results of operations.

•	A loss of key personnel or highly skilled employees could disrupt our operations.

•	We may continue to expand our operations through acquisitions, which could divert management’s attention and expose us to unanticipated liabilities and costs. We may experience difficulties integrating the acquired operations, and we may incur costs relating to acquisitions that are never consummated.

•	We have a substantial amount of debt, and the cost of servicing that debt could adversely affect our ability to take actions, our liquidity or our financial condition.

•	If we are unable to generate sufficient cash flow to service our debt and fund our operating costs, our liquidity may be adversely affected.

•	Our shareholder rights plan, Restated Certificate of Incorporation, as amended, and Amended and Restated By-laws discourage unsolicited takeover proposals and could prevent stockholders from realizing a premium on their common stock.
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•	Our proprietary rights may be violated or compromised, which could damage our operations.
Readers of this earnings release are referred to our Annual Report on Form 10-K for the year ended September 30, 2007 and our other filings with the Securities and Exchange Commission for further discussion of these and other factors that could affect our future results. The forward-looking statements contained in this earnings release are made as of the date hereof and we assume no obligation to update for actual results or to update the reasons why actual results could differ materially from those projected in the forward-looking statements, except as required by law. In addition, the operating results and cash flows for the three-months ended December 31, 2007 are not necessarily indicative of the results that will be achieved for future periods.
ABOUT AMERICAN PACIFIC CORPORATION
American Pacific is a leading manufacturer of specialty and fine chemicals within its focused markets, as well as propulsion products sold to defense, aerospace and pharmaceutical end markets. Our products provide access to, and movement in, space via solid fuel and propulsion thrusters and represent the registered or active pharmaceutical ingredient in drug applications such as HIV, epilepsy and cancer. We also produce specialty chemicals utilized in various applications such as fire extinguishing systems, as well as manufacture water treatment equipment. Our products are designed to meet customer specifications and often must meet certain governmental and regulatory approvals. Additional information about American Pacific can be obtained by visiting the Company’s web site at www.apfc.com.
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Page 7 of Exhibit 99.1

AMERICAN PACIFIC CORPORATION
Consolidated Statements of Operations
(Unaudited, Dollars in Thousands, Except per Share Amounts)

	Three Months Ended
	December 31,
	2007	2006

Revenues	$46,890	$34,888
Cost of Revenues	29,461	21,980

Gross Profit	17,429	12,908
Operating Expenses	10,205	8,513

Operating Income	7,224	4,395
Interest and Other Income, Net	378	94
Interest Expense	2,704	3,303

Income before Income Tax	4,898	1,186
Income Tax Expense	2,035	547

Net Income	$2,863	$639

Earnings per Share:
Basic	$0.39	$0.09
Diluted	$0.38	$0.09

Weighted Average Shares Outstanding:
Basic	7,434,000	7,324,000
Diluted	7,584,000	7,367,000
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Page 8 of Exhibit 99.1

AMERICAN PACIFIC CORPORATION
Consolidated Balance Sheets
(Unaudited, Dollars in Thousands, Except per Share Amounts)

	December 31,	September 30,
	2007	2007

ASSETS
Current Assets:
Cash and Cash Equivalents	$38,160	$21,426
Accounts Receivable, Net	13,949	25,236
Inventories, Net	50,094	47,023
Prepaid Expenses and Other Assets	2,300	2,258
Deferred Income Taxes	5,504	2,101

Total Current Assets	110,007	98,044
Property, Plant and Equipment, Net	116,099	116,965
Intangible Assets, Net	4,482	5,767
Deferred Income Taxes	18,580	19,385
Other Assets	9,540	9,246

TOTAL ASSETS	$258,708	$249,407

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$13,635	$10,867
Accrued Liabilities	7,698	7,829
Accrued Interest	4,125	1,686
Employee Related Liabilities	5,143	7,222
Deferred Revenues and Customer Deposits	8,782	7,755
Current Portion of Environmental Remediation Reserves	686	726
Current Portion of Long-Term Debt	254	252

Total Current Liabilities	40,323	36,337
Long-Term Debt	110,309	110,373
Environmental Remediation Reserves	14,444	14,697
Pension Obligations and Other Long-Term Liabilities	17,422	12,311

Total Liabilities	182,498	173,718

Commitments and Contingencies
Shareholders’ Equity
Preferred Stock — No par value; 3,000,000 authorized; none outstanding	—	—
Common Stock — $0.10 par value; 20,000,000 shares authorized, 9,470,041 and 9,463,541issued	947	946
Capital in Excess of Par Value	87,618	87,513
Retained Earnings	9,868	7,296
Treasury Stock - 2,034,870 shares	(16,982)	(16,982)
Accumulated Other Comprehensive Loss	(5,241)	(3,084)

Total Shareholders’ Equity	76,210	75,689

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$258,708	$249,407

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AMERICAN PACIFIC CORPORATION
Consolidated Statements of Cash Flow
(Unaudited, Dollars in Thousands)

	Three Months Ended
	December 31,
	2007	2006

Cash Flows from Operating Activities:
Net Income	$2,863	$639
Adjustments to Reconcile Net Income to Net Cash Provided (Used) by Operating Activities:
Depreciation and amortization	4,815	5,144
Non-cash interest expense	164	1,075
Share-based compensation	29	49
Excess tax benefit from stock option exercises	(28)	—
Deferred income taxes	(13)	—
Changes in operating assets and liabilities:
Accounts receivable, net	11,238	1,956
Inventories, net	(3,071)	(13,919)
Prepaid expenses	(283)	(576)
Accounts payable	1,875	5,961
Accrued expenses	(131)	599
Accrued interest	2,439	19
Employee related liabilities	(2,079)	(1,758)
Deferred revenues and customer deposits	1,027	(2,250)
Environmental remediation reserves	(293)	(1,013)
Pension obligations, net	227	257
Other	(560)	(164)

Net Cash Provided (Used) by Operating Activities	18,219	(3,981)

Cash Flows from Investing Activities:
Capital expenditures	(1,500)	(1,430)
Discontinued operations — collection of note receivable	—	7,510

Net Cash Provided (Used) by Investing Activities	(1,500)	6,080

Cash Flows from Financing Activities:
Payments of long-term debt	(62)	(7,287)
Issuances of common stock	49	—
Excess tax benefit from stock option exercises	28	—

Net Cash Used by Financing Activities	15	(7,287)

Net Change in Cash and Cash Equivalents	16,734	(5,188)
Cash and Cash Equivalents, Beginning of Period	21,426	6,872

Cash and Cash Equivalents, End of Period	$38,160	$1,684

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Page 10 of Exhibit 99.1

AMERICAN PACIFIC CORPORATION
Supplemental Data
(Unaudited, Dollars in Thousands)

	Three Months Ended
	December 31,
	2007	2006

Operating Segment Data:

Revenues:
Specialty Chemicals	$15,549	$11,790
Fine Chemicals	26,762	17,591
Aerospace Equipment	3,735	3,976
Other Businesses	844	1,531

Total Revenues	$46,890	$34,888

Segment Operating Income (Loss):
Specialty Chemicals	$5,879	$3,493
Fine Chemicals	4,661	2,919
Aerospace Equipment	173	186
Other Businesses	(18)	593

Total Segment Operating Income	10,695	7,191
Corporate Expenses	(3,471)	(2,796)

Operating Income	$7,224	$4,395

Depreciation and Amortization:
Specialty Chemicals	$1,258	1,282
Fine Chemicals	3,372	3,697
Aerospace Equipment	57	32
Other Businesses	3	3
Corporate	125	130

Total Depreciation and Amortization	$4,815	$5,144

Segment EBITDA (a):
Specialty Chemicals	$7,137	$4,775
Fine Chemicals	8,033	6,616
Aerospace Equipment	230	218
Other Businesses	(15)	596

Total Segment EBITDA	15,385	12,205
Less: Corporate Expenses, Excluding Depreciation	(3,346)	(2,666)
Plus: Share-based Compensation	29	49
Plus: Interest Income	378	94

Adjusted EBITDA (b)	$12,446	$9,682

Reconciliation of Net Income to Adjusted EBITDA (b):

Net Income	$2,863	$639
Add Back:
Income Tax Expense	2,035	547
Interest Expense	2,704	3,303
Depreciation and Amortization	4,815	5,144
Share-based Compensation	29	49

Adjusted EBITDA	$12,446	$9,682

(a)	Segment EBITDA is defined as segment operating income (loss) plus depreciation and amortization.

(b)	Adjusted EBITDA is defined as net income before income tax expense, interest expense, depreciation and amortization, and share-based compensation.
Segment EBITDA and Adjusted EBITDA are not financial measures calculated in accordance with GAAP and should not be considered as an alternative to income from operations as performance measures. Each EBITDA measure is presented solely as a supplemental disclosure because management believes that each is a useful performance measure that is widely used within the industry. In addition, EBITDA measures are significant measurements for covenant compliance under our credit facility. Each EBITDA measure is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.
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